Exhibit 99.1

Earle M. Jorgensen	10650 Alameda Street
Company	Lynwood, CA 90262

Tel: 323-567-1122
News Release

For Immediate Release

EMJ Reports Third Quarter Fiscal 2006 Results:

Revenues Increase 6.8%; Net Income up 302%

LYNWOOD, Calif., (BUSINESS WIRE) Feb. 8, 2006— Earle M. Jorgensen Company (NYSE:JOR) (“EMJ”), a leading distributor of metal bar and tubular products in North America, today reported sales and earnings for its third fiscal quarter ended December 30, 2005.

For the three months ended December 30, 2005, revenues increased 6.8% to $428.8 million, compared to $401.7 million for the three months ended December 31, 2004. Volume for the third quarter of fiscal 2006 was approximately 195,000 tons, compared to approximately 185,000 tons shipped in the third quarter of fiscal 2005. Pretax income for the third quarter of fiscal 2006 was $30.1 million, a 13-fold increase over the third quarter of fiscal 2005 pretax income of $2.3 million. Net income for the third quarter of fiscal 2006 was $18.2 million, compared to net income of $4.5 million for the same period in fiscal 2005. EBITDA for the third quarter of fiscal 2006 was $47.0 million, compared to $19.4 million in the same period in fiscal 2005. Third quarter fiscal 2006 financial results include a pretax LIFO (last-in-first-out) charge of $1.9 million versus a charge of $18.1 million for the same quarter last year, which is included in cost of sales. Diluted earnings per share for the third quarter of fiscal 2006 was $0.35 per share, based on 52.5 million diluted weighted shares outstanding, compared to diluted earnings per share of $0.29, based on 15.7 million diluted weighted shares outstanding for the third quarter of fiscal 2005. The significant increase in the diluted weighted shares outstanding in fiscal 2006 compared to fiscal 2005 is the result of the shares issued in conjunction with our merger and financial restructuring and initial public offering in April 2005. The third quarter of fiscal 2006 results include a non-cash $0.6 million mark-to-market adjustment to value our common stock obligation to our retirement savings plan, based on the per share price of our common stock at December 30, 2005. The mark-to-market adjustment was recorded as a decrease in general and administrative expenses. Further, during the third quarter of fiscal 2005, EMJ incurred $28.8 million of certain expenses related to the financial restructuring and IPO, including a $17.3 million non-cash charge for the initial valuation of the special contribution to the stock bonus plan and a $6.3 termination fee to Kelso & Co.

For the nine months ended December 30, 2005, revenues increased 11.5% to $1,285.7 million from $1,152.6 million for the nine months ended December 31, 2004. Volume for the first nine months of fiscal 2006 was approximately 586,000 tons, compared to approximately 572,000 tons in the same period in fiscal 2005. Pretax income for the first nine months of fiscal 2006 was $91.2 million, a 118.2% increase over pretax income of $41.8 million for the same period in fiscal 2005. Net income for the first nine months of fiscal 2006 was $59.6 million, an increase of 56.6% over $38.1 million during the same period in fiscal 2005. EBITDA for the first nine months of fiscal 2006 was $140.9 million, compared to $112.5 million during the first nine months of fiscal 2005. The first nine months of fiscal 2006 financial results include a pretax LIFO charge of $9.7 million versus a charge of $42.5 million for the same period last year, which is included in cost of sales. Diluted earnings per share for the first nine months of fiscal 2006 was $1.18 per share, based on 50.7 million diluted weighted shares outstanding, compared to diluted earnings per share of $2.10, based on 15.5 million diluted weighted shares outstanding for the third quarter of fiscal 2005. The first nine months of fiscal 2006 included a one-time IPO cash bonus of $8.5 million, partially offset by a non-cash credit of $3.7 million to mark-to-market the value our common stock obligation to our retirement savings plan, based on the per share price of our common stock at December 30, 2005. The mark-to-market adjustment was recorded as a decrease in general and administrative expenses.

Maurice S. Nelson, Jr., EMJ’s Chief Executive Officer, stated, “We are very pleased with the strong results in the December quarter, which historically has been our slowest quarter. EMJ’s line items shipped were the second highest quarterly total in company history. As we noted last quarter, we have seen gradual improvement in gross margin, which at 25.7% for the third quarter was 50 basis points higher than the second quarter at 25.2%. In addition, we continue to see a small amount of inflation in our inventory which resulted in a $9.7 million LIFO charge in the first nine months of this year compared to $42.5 million in the same period last year.” Mr. Nelson continued, “We continue to develop the business and are pursuing strategies to strengthen our position in the marketplace. During the third quarter of fiscal 2006 we made substantial progress on our new Quebec City, Canada and Lafayette, Louisiana facilities. Quebec City began operations in January and we expect to begin operations in Lafayette in March. In each case these facilities will increase the service levels to our customers and those markets in which they serve. We have seen our locations that serve energy-related customers continue to have very solid performances with record-level volumes.”

Our revolving line of credit facility decreased $13.3 million during our third quarter of fiscal 2006 to $29.3 million from $42.6 million at September 28, 2005, while the balance at March 31, 2005 was $16.9 million. At December 30, 2005, we had $257.1 million available under our revolving line of credit facility. Largely, as a result of our increased investments in new and expanded facilities, we currently expect our capital expenditures for fiscal 2006 to be approximately $33 million. Our Board has approved a new capital budget of $18.7 million for fiscal 2007. This 2007 budget includes expenditures for the previously announced development of a new facility in Portland, Oregon and significant expenditures for value-added processing equipment purchases throughout EMJ.

We expect business to improve during our historically strong March quarter with increased volumes and substantially unchanged pricing and gross margin levels. As such, we currently expect revenue for our fiscal fourth quarter ending March 31, 2006, to be in the range of $480-$500 million, EBITDA to be within a range of $54-$59 million and diluted earnings per share to be within a range of $0.48 -$0.53, based on approximately 53.0 million diluted weighted shares outstanding. Full year totals for fiscal 2006 would be revenues in the range of $1.77 billion to $1.79 billion, EBITDA in the range of $195 million to $200 million, and diluted earnings per share in the range of $1.65 to $1.70, based on approximately 52.0 million diluted weighted shares outstanding.

On January 17, 2006 EMJ and Reliance Steel & Aluminum Co. (NYSE: RS) (“Reliance”) signed a definitive merger agreement pursuant to which Reliance will acquire all outstanding shares of EMJ in a cash and stock merger. A preliminary proxy statement/prospectus has been filed with the Securities and Exchange Commission (the “SEC”), and both parties made their filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, on January 20, 2006 with the Federal Trade Commission and the Department of Justice. EMJ and Reliance expect the transaction to close as early as the second quarter of 2006, following approval from the EMJ stockholders and regulatory clearance.

EMJ will conduct a conference call with industry analysts, stockholders and other interested persons to discuss its third quarter financial results for the quarter ended December 30, 2005, on February 8, 2006 at 11:00 a.m. Eastern time (8:00 a.m. Pacific time).

Investors, stockholders and other interested persons may access the conference call by dialing 1-877-284-5014, reference code #5176745. Please dial in ten minutes prior to the scheduled start time. A replay of the call will be available two hours after the call through February 12 by calling 1-800-642-1687 or 1-706-645-9291 reference code #5176745. A replay of the webcast will be available on EMJ’s Web Site at www.emjmetals.com through March 15, 2006. To listen to a replay of the webcast on EMJ’s Web Site select “Investors” from the menu at the top of the page and proceed to “Conference Calls and Webcasts.” A printed transcript will be posted on our Web Site as soon as practicable after the completion of the call.

EMJ is one of the largest distributors of metal products in North America with 39 service and processing centers. EMJ inventories more than 25,000 different bar, tubing, plate, and various other metal products, specializing in cold finished carbon and alloy bars, mechanical tubing, stainless bars and shapes, aluminum bars, shapes and tubes, and hot-rolled carbon and alloy bars.

EMJ Additional Information

Any forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, contained in this press release are subject to risks, uncertainties and other factors, such as the cyclicality of the metals industry and the industries that purchase our products, fluctuations in metals prices, risks associated with the implementation of new technology, general economic conditions, competition in the metals service center industry, our ability to satisfy our “on-time or free” delivery guarantee and risks and uncertainties in connection with the proposed merger. Actual events or results may differ materially from expectations due to these risks, uncertainties and other factors. These factors and additional information are included in EMJ’s filings with the SEC. In particular, we refer you to EMJ’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, filed with the Securities and Exchange Commission on June 29, 2005. EMJ’s SEC filings are available at http://emjmetals.com. You should be aware that we do not plan to update these forward-looking statements, whether as a result of new information, future events, or otherwise unless required by law.

Additional Information Relating to the Proposed Merger and Where to Find It.

Reliance and EMJ have filed a preliminary proxy statement/prospectus with the SEC in connection with the proposed transaction. Investors are urged to read the preliminary prospectus/proxy statement and any other relevant documents filed or to be filed by Reliance or EMJ, including the definitive proxy statement/prospectus when available, because they contain or will contain important information. The preliminary proxy statement/prospectus is, and other documents filed by Reliance and EMJ with the SEC are, available free of charge at the SEC’s Web Site (http://www.sec.gov). The proxy statement/prospectus and these other documents may also be obtained, when available, free of charge from Reliance at http://www.rsac.com and EMJ at http://www.emjmetals.com. Stockholders should read the definitive proxy statement/prospectus carefully when it becomes available before making a decision concerning the merger. Neither this communication nor the proxy statement/prospectus constitutes an offer to sell or the solicitation of an offer to buy Reliance common stock in any jurisdiction outside the United States where such offer or issuance would be prohibited – such an offer or issuance will only be made in accordance with the applicable laws of such jurisdiction.

Reliance, EMJ and their respective directors, executive officers, and other employees may be deemed to be participating in the solicitation of the proxies from EMJ stockholders in connection with the approval of the proposed transaction. Information about Reliance’s directors and executive officers is available in Reliance’s proxy statement, as filed with the SEC on April 15, 2005, for its 2005 annual meeting of shareholders. Information about EMJ’s directors and executive officers is available in EMJ’s proxy statement, as filed with the SEC on July 21, 2005, for its 2005 annual meeting of stockholders. Additional information about the interests of potential participants is included in the preliminary proxy statement/prospectus Reliance and EMJ filed with the SEC.

Earle M. Jorgensen Company

Consolidated Statement of Operations

(In thousands, except per share information)

	Three Months Ended				Nine Months Ended
	December 30, 2005		December 31, 2004		December 30, 2005		December 31, 2004
Revenues	$428,818	100.0%	$401,682	100.0%	$1,285,706	100.0%	$1,152,589	100.0%
Cost of sales	318,510	74.3%	293,932	73.2%	955,866	74.3%	828,735	71.9%

Gross profit	110,308	25.7%	107,750	26.8%	329,840	25.7%	323,854	28.1%
Expenses
Warehouse and delivery	42,512	9.9%	39,964	9.9%	122,765	9.5%	116,052	10.1%
Selling	10,169	2.4%	9,662	2.4%	29,744	2.3%	34,972	3.0%
General and administrative	13,580	3.2%	41,720	10.4%	44,719	3.5%	69,067	6.0%

Total expenses	66,261	15.5%	91,346	22.7%	197,228	15.3%	220,091	19.1%
Income from operations	44,047	10.3%	16,404	4.1%	132,612	10.3%	103,763	9.0%

Interest (income) expense
Interest expense	13,654	3.2%	13,783	3.4%	40,579	3.2%	61,011	5.3%
Amortization of debt issue costs	329	0.1%	329	0.1%	988	0.1%	989	0.1%
Interest income	(58)	0.0%	(10)	0.0%	(154)	0.0%	(24)	0.0%

Interest expense, net	13,925	3.2%	14,102	3.5%	41,413	3.2%	61,976	5.4%

Income before income taxes	30,122	7.0%	2,302	0.6%	91,199	7.1%	41,787	3.6%
Income tax expense (benefit)	11,957	2.8%	(2,217)	-0.6%	31,574	2.5%	3,713	0.3%

Net income	$18,165	4.2%	$4,519	1.1%	$59,625	4.6%	$38,074	3.3%

Net income available to common stockholders - per share
Basic	$0.36		$0.39		$1.22		$2.83
Diluted	$0.35		$0.29		$1.18		$2.10
Weighted average number of shares used in net income available to stockholders - per share
Basic	50,952		11,711		48,998		11,508

Diluted	52,534		15,739		50,714		15,536

Capital expenditures	$12,798		$4,938		$24,392		$19,606
EBITDA (a)	$46,959		$19,447		$140,866		$112,543
COLI impact included in EBITDA	$5,008		$4,494		$15,235		$12,943
COLI impact on interest expense	$6,488		$5,994		$18,511		$16,747

(a) EBITDA Reconciliation
Net income	$18,165		$4,519		$59,625		$38,074
Depreciation and amortization	2,912		3,043		8,254		8,780
Net interest expense	13,925		14,102		41,413		61,976
Provision (benefit) for income taxes	11,957		(2,217)		31,574		3,713

EBITDA	$46,959		$19,447		$140,866		$112,543

(a)	“EBITDA” represents net income before net interest expense, provision for income taxes and depreciation and amortization. Consistent with Item 10(e) of Regulation S-K promulgated under the Securities Act, our EBITDA has not been adjusted to exclude any other non-cash charges or liabilities, such as LIFO (last-in-first-out) expenses of $1,905 and $18,100 and accruals for postretirement benefits aggregating $212 and $211 for the three months ended December 30, 2005 and December 31, 2004, respectively, and LIFO (last-in-first-out) expenses of $9,677 and $42,505 and accruals for postretirement benefits aggregating $637 and $611 for the nine months ended December 30, 2005 and December 31, 2004, respectively. We believe EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of EMJ’s performance in our industry. Our management believes that EBITDA is useful in evaluating our operating performance between periods and compared to that of our competitors because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary between periods and for different companies for reasons unrelated to overall operating performance. As a result, our management uses EBITDA as a significant component when measuring our performance in connection with determining incentive compensation. EBITDA is not a recognized measure of operating income, financial performance or liquidity under U.S. generally accepted accounting principles. The items excluded from EBITDA are significant components in understanding and assessing financial performance. Therefore, while providing useful information, our EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with U.S. generally accepted accounting principles and should not be construed as an indication of EMJ’s operating performance or as a measure of liquidity. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented for us may not be comparable to EBITDA reported by other companies.

Earle M. Jorgensen Company, Inc.

(In Thousands)

Unaudited

	December 30, 2005	As Reported March 31, 2005	Pro-Forma March 31, 2005
Cash	$9,873	$19,994	$19,994
Accounts receivable, less allowance for doubtful	176,814	177,298	177,298
Inventories	256,898	252,222	252,222
Net property, plant and equipment, at cost	134,500	118,271	118,271
Total assets	657,769	658,841	658,841
Accounts payable	162,376	199,630	199,630
Accrued liabilities	49,318	104,699	93,511
Revolving credit facility	29,308	16,922	16,922
Other long-term debt, including current portion	256,588	499,967	254,085
Other long-term liabilities	13,583	21,151	21,151
Total stockholders’ equity (deficit)	143,951	(186,173)	70,897
Total liabilities and stockholders’ equity (deficit)	657,769	658,841	658,841

For accounting purposes, the merger and financial restructuring completed in April 2005 has been accounted for as a transfer of assets and exchange of shares between entities under common control. Specifically, the assets and liabilities of EMJ and Earle M. Jorgensen Holding Company, Inc. (“Holding”) have been combined at their historical cost basis for all periods presented prior to the closing of the merger and financial restructuring on April 20, 2005.

The pro-forma information above reflects the initial public offering of common shares and the corresponding reduction in debt as a result of the offering, as if the transaction had been completed prior to the end of our fiscal year ended March 31, 2005.

EMJ’s statement of operations has been adjusted, from prior reporting periods, to reflect the interest expense of Holding, dividends accrued on the Holding series A preferred stock, dividends declared and paid-in-kind for the Holding series B preferred stock and certain management fees charged to EMJ by Holding that were eliminated in consolidation.

Code (JORF)

Contact:
Investor Contact:
Earle M. Jorgensen Company
William S. Johnson, 323-923-6124
Fax: 323-567-1034

CCG Investor Relations
Mark Collinson, 310-231-8600 Ext 117
Fax: 310-231-8663